Exhibit 99.1

Alaska Communications Systems Reports Second Quarter 2008 Results

Enterprise Segment Revenue Increased 44 percent Compared to Second Quarter 2007

Wireless Data ARPU up 60%

Prior Year Financials Include Favorable $2.5 million Access Revenue Settlement

Reduces 2008 Annual Guidance for Revenue by 1.3% and Recurring EBITDA by 1.5%

ANCHORAGE, Alaska--(BUSINESS WIRE)--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its second quarter ended June 30, 2008.

“Bold strategic investments and quality execution continue to position ACS as the state’s best provider focused on delivering superior voice and data wireless services and world-class wireline solutions built for sophisticated enterprise customers,” said Liane Pelletier, ACS president, chief executive officer and chairman.

“Wireless has gone through a momentous shift this year. We simultaneously repositioned our operations for long-term competitiveness with the entry of a national brand, at&t; we completed our migration from TDMA to all CDMA; and we recently upgraded our network to provide the fastest data speeds in the nation via EVDO Rev A. As evidenced by our operating metrics, the plans were right and the execution was solid. Wireless gross adds in the second quarter were higher than in any of the prior six quarters and churn among our postpaid subscribers (94% of all subscribers) improved to a 1.5% monthly level. ACS grew most in the high-quality subscriber segments with unlimited voice calling plans and data cards accounting for 30% of quarterly gross adds. Data ARPU increased 60% to $4.59,” added Pelletier.

“We have also been positioning for success in the enterprise segment. Enterprise revenues are up 44% this quarter over a year ago and the sales funnel is very strong. We have hired new and trained existing employees to serve enterprise customers. We have added over 100 new fiber entrance facilities to buildings in the metro areas. We have upgraded and extended our differentiated Metro Ethernet and MPLS networks. We will execute a contract this week for a second NOCC in the lower 48 to provide business continuity, world-class network management and customer interfaces – all timed for the turn up of AKORN. The AKORN cable build is on schedule and ACS obtained final regulatory approval for its acquisition of Crest. These are just a few of the transformative actions taking place – making what was once a collection of local telephone assets into a 21st century wireline network built to serve the needs of enterprise customers,” concluded Pelletier.

Financial Highlights: Second Quarter 2008 Compared to Second Quarter 2007

  Revenues of $94.4 million were in line with 2007 revenues of $94.5 million
-- Wireless and Enterprise revenues were up $4.3M

-- Retail wireline revenues were roughly flat

-- Wholesale and network access revenues were down $4.2M
  EBITDA of $31.0 million, exclusive of $0.6 million in start up costs for our long-haul investments, was down from 2007 EBITDA of $33.6 million
-- One-time network access settlements of $2.5 million in 2007 did not reoccur in 2008

-- ACS' reset of wireless voice prices to national price levels drove an impact of $1.3 million. This resulted from the company's proactive response to at&t's entry into Alaska.
  Operating income of $9.7 million compared to $13.4 million in the prior year.
  Net cash provided by operating activities of $14.9 million compared to $19.0 million in the prior year.
  Net income of $0.9 million, or $0.02 per diluted share, compared to $6.2 million, or $0.14 per diluted share in the prior year. Comparative EPS performance was impacted by higher non-cash depreciation and asset disposal charges; interest expense on our new $125 million convertible debt offering; and book tax expense this year but not last.

“We are changing our year-end guidance to reflect the impact from faster-than-anticipated wireless customer conversion to national rate plans, the longer sales cycles for some of the enterprise customers expected to make purchase decisions later in 2008 than originally anticipated, and the uncertainty surrounding the CETC cap,” said David Wilson, chief financial officer.

“The strength in wireless operating metrics demonstrate that programs are positioning us to profitably scale the business. In enterprise, we have significant traction in building a profitable book of business and we look forward to sharing our success in the coming quarters,” added Wilson.

Metric Highlights: Second Quarter 2008 Compared to First Quarter 2008

  Wireless subscribers increased by approximately 2.5 percent, or 3,600, to 148,700.
  Average retail wireless monthly churn of 1.7 percent was down from 1.9 percent. Post paid wireless churn improved by 30 basis points to 1.5%.
  Retail wireless ARPU of $60.51, inclusive of CETC revenue of $10.39, was down $0.61. Data ARPU contributed $4.59, up 22 percent.
  DSL lines remained flat at approximately 47,950. ISP ARPU was up $0.78, or 2.6 percent, driven by improved mix and migration to higher speeds.
  Retail local access lines declined by 1.0 percent to 180,500.
  Total local access lines decreased by approximately 5,600, or 2.6 percent, to 214,200.

Six Month Financial Review

For the six months ended June 30, 2008, total revenues were $191.1 million, which represented a 2.7 percent increase over revenues of $186.1 million for the same period last year. Net income for the six months ended June 30, 2008, inclusive of book income tax expense of $4.9 million, was $6.7 million, or $0.15 per diluted share, compared to net income of $13.5 million, or $0.31 per share, in the same period in 2007. Net cash provided by operating activities for the first half of 2007 was $39.8 million, as compared to $47.0 million in the same period in 2007. Excluding $0.8 million in start up costs for our long-haul fiber investments, EBITDA for the six months ended June 30, 2008 was $66.1 million, compared to $66.9 million in the same period last year.

2008 Business Outlook

For the full-year 2008, ACS is changing its revenue and EBITDA guidance. Revenues are now expected to be in the range of $380 million to $390 million versus prior guidance of $385 million to $395 million; EBITDA, excluding start up costs, to be in the range of $128 million to $132 million versus prior guidance of $130 million to $134 million; and the start up costs for its long haul fiber investments is now expected to be approximately $4 million versus its prior guidance of $6 million. The company is maintaining its prior guidance of $42 million for maintenance capex; $82 million for capex for AKORN; and $33 million for net cash interest expense.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 800-257-6607 to access the conference call. Parties outside the United States and Canada can access the call at 303-228-2961. The live webcast of the conference call will be accessible from the “Events Calendar” section of the company’s website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Thursday, August 7, 2008 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-405-2236 and enter pass code 11117721. Parties outside the United States and Canada can call 303-590-3000 and enter pass code 11117721.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and, to be launched in early 2009, the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include the only statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2008. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs and projections as well as on a number of assumptions concerning future financial results, rates of return, dividend payments, and other future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of its AKORN fiber facility and its purchase of Crest, the closing of which remains subject to certain conditions and uncertainties; changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make payments on its substantial debt and dividend payments to its stockholders; the continued availability of financing to support future operations or expansion; increased competition, including from national wireless and local wireline facilities-based competitors; regulatory limitations on pricing or bundling of its communications services; the company’s ability to keep pace with rapid technological developments in the telecommunications industry; fluctuations in wireless revenue, including roaming revenue; changes in company's relationships with its roaming partners; changes in revenue from the Universal Service Fund or other public policy changes; changes in accounting policies or practices; changes in interest rates or other general national, regional or local economic conditions, including changes in tourism in Alaska. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating revenues:
Wireline	$59,071	$60,874	$122,177	$120,842
Wireless	35,285	33,627	68,955	65,282
Total operating revenues	94,356	94,501	191,132	186,124

Operating expenses:
Wireline (exclusive of depreciation and amortization)	43,972	44,543	87,242	88,686
Wireless (exclusive of depreciation and amortization)	20,802	17,940	40,923	33,815
Depreciation and amortization	19,138	18,646	35,601	36,091
Loss on disposal of assets, net	745	21	759	24
Total operating expenses	84,657	81,150	164,525	158,616

Operating income	9,699	13,351	26,607	27,508

Other income and expense:
Interest expense	(8,676)	(7,518)	(15,905)	(14,965)
Interest income	706	506	1,009	1,035
Other	(75)	(72)	(151)	8
Total other income and expense	(8,045)	(7,084)	(15,047)	(13,922)

Income before income tax expense	1,654	6,267	11,560	13,586

Income tax expense	(746)	(98)	(4,876)	(105)

Net income	$908	$6,169	$6,684	$13,481

Net income per share:
Basic	$0.02	$0.14	$0.15	$0.32
Diluted	$0.02	$0.14	$0.15	$0.31

Weighted average shares outstanding:
Basic	43,362	42,747	43,151	42,566
Diluted	44,304	44,145	44,290	44,061

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)

	June 30,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$19,033	$35,208
Restricted cash	73,660	2,589
Short-term investments	375	790
Accounts receivable-trade, net of allowance of $8,695 and $8,768	38,607	39,150
Materials and supplies	10,839	10,467
Prepayments and other current assets	5,387	5,155
Deferred taxes	11,971	21,347
Total current assets	159,872	114,706

Property, plant and equipment	1,276,384	1,209,257
Less: accumulated depreciation and amortization	(857,586)	(825,663)
Property, plant and equipment, net	418,798	383,594

Long-term investments	1,242	-
Goodwill	38,403	38,403
Intangible Assets	21,604	21,604
Debt issuance costs	10,577	7,461
Deferred taxes	101,181	96,095
Deferred charges and other assets	3,159	1,340
Total assets	$754,836	$663,203

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$587	$780
Accounts payable, accrued and other current liabilities	56,453	64,070
Advance billings and customer deposits	9,850	10,051
Total current liabilities	66,890	74,901

Long-term obligations, net of current portion	554,946	432,216
Other deferred credits and long-term liabilities	81,488	82,075
Total liabilities	703,324	589,192
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	435	429
Additional paid in capital	229,087	257,982
Accumulated deficit	(170,629)	(177,313)
Accumulated other comprehensive loss	(7,381)	(7,087)
Total stockholders' equity (deficit)	51,512	74,011

Total liabilities and stockholders' equity (deficit)	$754,836	$663,203

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Cash Flows from Operating Activities:
Net income	$908	$6,169	$6,684	$13,481
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	19,138	18,646	35,601	36,091
Loss on disposal of assets, net	745	21	759	24
Gain on sale of long-term investment	-	-	-	(152)
Amortization of debt issuance costs and original issue discount	668	479	1,137	952
Stock-based compensation	1,144	1,607	2,725	3,430
Deferred taxes	746	-	4,876	-
Other non-cash expenses	33	135	65	263
Changes in components of assets and liabilities:
Accounts receivable and other current assets	(3,892)	(4,988)	311	(977)
Materials and supplies	1,186	(748)	(372)	(2,096)
Accounts payable and other current liabilities	(5,128)	(1,798)	(7,815)	(5,390)
Deferred charges and other assets	(931)	16	(1,708)	111
Other deferred credits	302	(499)	(2,478)	1,263

Net cash provided by operating activities	14,919	19,040	39,785	47,000

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(47,177)	(13,741)	(70,182)	(23,924)
Change in unsettled construction and capital expenditures	4,377	6,334	(160)	(808)
Purchase of short-term investments	(375)	(20,138)	(9,400)	(37,363)
Proceeds from sale of short-term investments	1,690	18,815	9,815	36,040
Purchase of long-term investments	-	-	(3,625)	-
Proceeds from sale of long-term investments	2,275	-	2,275	162
Placement of funds in restricted account	(71,447)	(997)	(71,460)	(2,979)
Release of funds from escrow account	389	519	389	2,120

Net cash used by investing activities	(110,268)	(9,208)	(142,348)	(26,752)

Cash Flows from Financing Activities:
Payments of long-term debt	(2,154)	(214)	(2,521)	(632)
Proceeds from the issuance of long-term debt	125,000	-	125,000	-
Purchase of call options	(20,431)	-	(20,431)	-
Sale of common stock warrants	9,852	-	9,852	-
Debt issuance costs	(4,253)	-	(4,253)	-
Payment of cash dividend on common stock	(9,311)	(9,184)	(18,531)	(18,283)
Payment of withholding taxes on stock-based compensation	(1,171)	(8)	(3,314)	(2,311)
Proceeds from issuance of common stock	506	840	586	1,070

Net cash provided (used) by financing activities	98,038	(8,566)	86,388	(20,156)

Change in cash and cash equivalents	2,689	1,266	(16,175)	92

Cash and cash equivalents, beginning of period	16,344	35,686	35,208	36,860

Cash and cash equivalents, end of period	$19,033	$36,952	$19,033	$36,952

Supplemental Cash Flow Data:
Interest paid	$6,972	$7,017	$14,003	$14,285
Income taxes paid	$417	$219	$417	$353

Supplemental Noncash Transactions:
Property acquired under capital leases	$-	$-	$58	$51
Dividend declared, but not paid	$52	$21	$9,370	$9,210

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF WIRELINE REVENUES
(Unaudited, in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Retail	$23,900	$24,117	$47,546	$49,073
Wholesale	5,081	6,010	10,416	12,005
Access	21,601	24,850	47,905	48,754
Enterprise	8,489	5,897	16,310	11,010
	$59,071	$60,874	$122,177	$120,842

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, in Thousands)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2008	2007	2008	2007

Net cash provided by operating activities		$14,919	$19,040	$39,785	$47,000
Adjustments to reconcile net income to net cash (provided) used by operating activities:
	Depreciation and amortization	(19,138)	(18,646)	(35,601)	(36,091)
	Loss on disposal of assets, net	(745)	(21)	(759)	(24)
	Gain on sale of long-term investment	-	-	-	152
	Amortization of debt issuance costs and original issue discount	(668)	(479)	(1,137)	(952)
	Stock-based compensation (a)	(1,144)	(1,607)	(2,725)	(3,430)
	Deferred taxes	(746)	-	(4,876)	-
	Other non-cash expenses	(33)	(135)	(65)	(263)
	Changes in components of assets and liabilities:
	Accounts receivable and other current assets	3,892	4,988	(311)	977
	Materials and supplies	(1,186)	748	372	2,096
	Accounts payable and other current liabilities	5,128	1,798	7,815	5,390
	Deferred charges and other assets	931	(16)	1,708	(111)
	Other deferred credits	(302)	499	2,478	(1,263)
Net income		$908	$6,169	$6,684	$13,481
Add (subtract):
	Interest expense	8,676	7,518	15,905	14,965
	Interest income	(706)	(506)	(1,009)	(1,035)
	Depreciation and amortization	19,138	18,646	35,601	36,091
	Loss on disposal of assets, net	745	21	759	24
	Gain on sale of long-term investments	-	-	-	(152)
	Income tax expense	746	98	4,876	105
	Stock-based compensation (a)	934	1,607	2,515	3,430
	EBITDA	$30,441	$33,553	$65,331	$66,909

Note:

In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

(a)	Adjusted stock-based compensation in 2008 for EBITDA purposes to omit deferred board of director stock expensed in prior years.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ALLOCATION OF STOCK-BASED COMPENSATION
(Unaudited, in Thousands)

	Three Months Ended			Three Months Ended
	June 30, 2008			June 30, 2007
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$43,972	$(828)	$43,144	$44,543	$(1,454)	$43,089
Wireless (exclusive of depreciation and amortization)	20,802	(106)	20,696	17,940	(153)	17,787
Depreciation and amortization	19,138	-	19,138	18,646	-	18,646
Loss on disposal of assets, net	745	-	745	21	-	21
Total operating expenses	$84,657	$(934)	$83,723	81,150	(1,607)	79,543

	Six Months Ended			Six Months Ended
	June 30, 2008			June 30, 2007
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$87,242	$(2,232)	$85,010	$88,686	$(3,086)	$85,600
Wireless (exclusive of depreciation and amortization)	40,923	(283)	40,640	33,815	(344)	33,471
Depreciation and amortization	35,601	-	35,601	36,091	-	36,091
Loss on disposal of assets, net	759	-	759	24	-	24
Total operating expenses	$164,525	$(2,515)	$162,010	$158,616	$(3,430)	$155,186

Note:	The balances reported on Schedule 1 - Consolidated Statements of Operations, include the company's adoption of SFAS 123(R) Share-Based Payment. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.

Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, in Thousands)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Investment in construction and capital	$47,177	$13,741	$70,182	$23,924

Capitalized interest	(694)	(231)	(989)	(449)

Investment in construction and capital, net of capitalized interest	$46,483	$13,510	$69,193	$23,475

Growth	34,886	3,494	49,939	5,354

Maintenance and other	11,597	10,016	19,254	18,121

Investment in construction and capital, net of capitalized interest	$46,483	$13,510	$69,193	$23,475

Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

		June 30,	March 31,	June 30,
		2008	2008	2007
Wireline:

Retail
	Local	180,541	182,318	191,767
	Quarterly growth rate in retail local telephone access lines	-1.0%	-1.8%	-1.1%
	Average monthly revenue per subscriber for the quarter	$19.68	$19.75	$19.79

	Long Distance
	Long distance subscribers	65,011	65,089	64,684
	Average monthly retail revenue per subscriber for the quarter	$21.17	$19.60	$21.64

	Internet
	DSL subscribers	47,939	47,948	45,670
	Dial-up subscribers	7,934	8,378	10,968
		55,873	56,326	56,638

	Average monthly DSL & dial-up revenue per subscriber for the quarter	$31.14	$30.36	$29.53

Wholesale
	Resale access lines	9,182	10,641	9,989
	UNE lines	24,508	26,890	36,822
		33,690	37,531	46,811

	Quarterly growth rate in wholesale local access lines	-10.2%	-7.8%	-10.0%
	Average monthly revenue per subscriber for the quarter	$27.86	$26.96	$26.02

Wireless:

	Retail wireless subscribers	148,318	144,755	139,384
	Average monthly churn for the quarter	1.7%	1.9%	1.4%
	Average monthly revenue per subscriber for the quarter (a)	$60.51	$61.12	$62.18

	Resale wireless subscribers	361	358	2,539

	Total wireless subscribers	148,679	145,113	141,923
	Average monthly churn for the quarter	1.7%	2.3%	1.4%
	Average monthly revenue per subscriber for the quarter (a)	$60.80	$61.12	$61.62

(a)	CETC added $10.39 to retail and total wireless ARPU in the second quarter of 2008. It also added $10.76 and $10.77 to retail and total wireless ARPU in the first quarter of 2008, respectively, and added $9.92 to both retail and total wireless ARPU in the second quarter of 2007.

CONTACT:
Alaska Communications Systems Group, Inc.
Media:
Director, Corporate Communications
Paula Dobbyn, 907-297-3000
pdobbyn@acsalaska.com
or
Investors:
Director, Investor Relations
Melissa Fouts, 907-564-7556
investors@acsalaska.com